FOR IMMMEDIATE RELEASE                            Contact:  Susan D. Miller
                                                       (212) 640-4953



                       BALCOR RECEIVES NOTICE OF OFFERS

                             FOR PARTNERSHIP UNITS


Bannockburn, Ill. - November 16, 1995 - The Balcor Company, in its capacity as a partner of the general partners of Balcor Realty Investors Ltd.-82; Balcor Realty Investors-83; Balcor Realty Investors-84; Balcor Realty Investors 85-Series I, A Real Estate Limited Partnership; Balcor Realty Investors 85-Series III, A Real Estate Limited Partnership; Balcor Realty Investors 86-Series I, A Real Estate Limited Partnership; Balcor Equity Properties Ltd.-VIII; and Balcor Equity Properties-XII; and in its capacity as the controlling shareholder of the general partner of IDS/Balcor Income Partners, A Real Estate Limited Partnership; announced today that it has received notice of offers from Walton Street Capital Acquisition Co., L.L.C. to acquire up to 45 percent of the outstanding units of each of these limited partnerships.

Each of the general partners of these partnerships is considering the offers and expects to respond to its limited partners on or before November 30, 1995.

The Balcor Company is a wholly owned subsidiary of American Express Company.